UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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CARBON BLACK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Carbon Black, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

April 29, 2019

Dear Carbon Black Stockholder:

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Carbon Black, Inc. (“Carbon Black”) to be held on June 13, 2019 at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210. You will be able to vote and submit your questions during the meeting.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2019 Annual Meeting of Stockholders and Proxy Statement. You are entitled to vote at our Annual Meeting and any adjournments, continuations or postponements of our Annual Meeting only if you were a stockholder as of the close of business on April 18, 2019.

Thank you for your ongoing support of and continued interest in Carbon Black.

Sincerely,

Patrick Morley
President, Chief Executive Officer and Director

YOUR VOTE IS IMPORTANT

On or about May 3, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2019 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2018 Annual Report on Form 10-K (“2018 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2018 Annual Report can be accessed directly at the Internet address http://www.astproxyportal.com/ast/22154 using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.

Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

Carbon Black, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2019

Notice is hereby given that Carbon Black, Inc. will hold its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) on June 13, 2019 at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210. You will be able to vote and submit your questions during the meeting. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

•                                          To elect two Class I directors to hold office until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•                                          To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•                                          To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two.

We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our 2019 Annual Meeting of Stockholders (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies. On or about May 3, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and our 2018 Annual Report on Form 10-K (“2018 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our Proxy Statement and our 2018 Annual Report can be accessed directly at the Internet address http://www.astproxyportal.com/ast/22154 using the control number located on your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

Only stockholders of record at the close of business on April 18, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “How do I vote?” beginning on page 2 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

Eric Pyenson
Senior Vice President, General Counsel and Corporate Secretary

Waltham, Massachusetts
April 29, 2019

CARBON BLACK, INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Carbon Black, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2019

GENERAL INFORMATION

Our board of directors (“board”) solicits your proxy on our behalf for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2019 Annual Meeting of Stockholders (this “Proxy Statement”) and the accompanying Notice of 2019 Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 on June 13, 2019 at 10:00 a.m. Eastern Time. On or about May 3, 2019, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2018 Annual Report on Form 10-K (“2018 Annual Report”). If you held shares of our common stock on April 18, 2018 you are invited to attend the meeting in person at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 and vote on the proposals described in this Proxy Statement.

In this Proxy Statement the terms “Carbon Black,” “the company,” “we,” “us,” and “our” refer to Carbon Black, Inc. and its subsidiaries. The mailing address of our principal executive offices is Carbon Black, Inc., 1100 Winter Street, Waltham, Massachusetts 02451.

What matters are being voted on at the Annual Meeting?

You will be voting:

•                  To elect two Class I directors to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•                  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•                  To transact any other business as may properly come before the Annual Meeting (including adjournments, continuations and postponements thereof).

How does the board of directors recommend that I vote on these proposals?

Our board recommends a vote:

•                  “FOR” the election of Jill A. Ward and Joseph S. Tibbetts, Jr. as Class I directors; and

•                  “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Who is entitled to vote?

Holders of our common stock as of April 18, 2019, the record date for our Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 71,492,719 shares of our common stock outstanding and entitled to vote.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote in person during the meeting or vote through the Internet, by telephone, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote at the meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting in person?

We will be hosting our Annual Meeting at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210. Any stockholder can attend the Annual Meeting in person. The Annual Meeting will start at 10:00 a.m. Eastern Time on June 13, 2019. Stockholders may vote and ask questions while attending the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the meeting, you must obtain a valid proxy from the firm that holds your shares.

How many votes are needed for the approval of each proposal?

Proposal One. The election of directors requires a plurality of the votes properly cast. “Plurality” means that the nominees who receive the largest number of votes properly cast “For” such nominees are elected as directors.

Proposal Two. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the votes properly cast.

What is the quorum requirement?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

How do I vote?	If you are a stockholder of record, there are four ways to vote: (1) by attending the Annual Meeting in person at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210;

(2)  by Internet at www.voteproxy.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 12, 2019 (have your Notice or proxy card in hand when you visit the website);

(3)  by toll-free telephone at 1-888-776-9962, until 11:59 p.m. Eastern Time on June 12, 2019 (have your Notice or proxy card in hand when you call); or

(4)  by completing and mailing your proxy card (if you received printed proxy materials).

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 12, 2019. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•                  notifying our Corporate Secretary, in writing, at Carbon Black, Inc., 1100 Winter Street, Waltham, Massachusetts 02451 before the vote is counted;

•                  voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 12, 2019 (your latest telephone or Internet proxy is the one that will be counted); or

•                  attending and voting during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or other nominee.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board. Patrick Morley, Stephen Webber, and Eric Pyenson have been designated as proxy holders by our board. When proxies are properly granted, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, continued or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of abstentions and broker non-votes?

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors), which is a “non-routine” matter.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2018 Annual Report, primarily via the Internet. On or about May 3, 2019, we will begin mailing to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2018 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary results at the Annual Meeting. We will also disclose final results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?

Our board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

What does being an “emerging growth company” mean?

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:

•                  an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•                  an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•                  reduced disclosure about our executive compensation arrangements; and

•                  exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year; (iii) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have chosen to irrevocably “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, but we intend to take advantage of certain of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2020 annual meeting and the term of the Class III directors expires at the 2021 annual meeting. Upon the expiration of the term of the applicable class, directors are expected to be elected at that years’ annual meeting of stockholders to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Our board has nominated Ms. Jill A. Ward and Mr. Joseph S. Tibbetts, Jr. for re-election as Class I directors to hold office until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class I director and member of our board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board. Our board may fill such vacancy at a later date or reduce the size of our board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of our board be comprised of directors whom our board has determined are “independent” directors under the published listing requirements of the NASDAQ Stock Market LLC (“NASDAQ”).

Directors

The following table sets forth information regarding our directors, including their ages, as of April 18, 2019:

Name	Age	Positions and Offices Held with the Company	Class
Employee Director:
Patrick Morley	52	President, Chief Executive Officer and Director	Class III

Non-Employee Directors:
Jeffrey Fagnan(2)	48	Director	Class III
Tom Killalea(3)	51	Director	Class II
Ronald H. Nordin(1)(3)	68	Director	Class III
Vanessa Pegueros(1)	54	Director	Class II
Joseph S. Tibbetts, Jr.(1)	66	Director	Class I
Jill A. Ward(2) (3)	58	Director	Class I
Anthony Zingale(2)	63	Director	Class II

(1)                                 Member of our audit committee.

(2)                                 Member of our compensation committee.

(3)                                 Member of our nominating and corporate governance committee.

Information Concerning Director Nominees

Jill A. Ward.  Ms. Ward has served as a member of our board of directors since December 2018. Ms. Ward previously served as president and chief operating officer of Fleetmatics Group PLC from April 2015 until its acquisition by Verizon Communications in November 2016. Prior to Fleetmatics, from 2001 to 2014, Ms. Ward served as vice president and then senior vice president and general manager at Intuit. Ms. Ward is a director of Hubspot, Inc. Ms. Ward holds a B.A. from Wellesley College and a M.B.A. from the Amos Tuck School of Administration and Finance at Dartmouth College.

We believe that Ms. Ward’s experience in leading and scaling technology companies, her skills at building strong customer experiences and deep channel partner relationships, and her experience as a member of the board of directors of another private technology company, provide her with the qualifications and skills to serve as a member of our board of directors.

Joseph S. Tibbetts, Jr. Mr. Tibbetts has served as a member of our board of directors since July 2015. Mr. Tibbetts served as the interim chief financial officer of Acquia Corporation, a provider of cloud-based, digital experience management solutions from March 2017 to March 2018. Prior to that, Mr. Tibbetts served as the Senior Vice President and Chief Financial Officer of the Publicis.Sapient unit of Publicis Group SA, from February 2015, when Publicis acquired Sapient Corporation, to September 2015. Previously, from 2006 to 2015, Mr. Tibbetts served in a variety of roles with Sapient Corporation, including Senior Vice President and Chief Financial Officer. Previously, Mr. Tibbetts served as Administrative General Partner of Charles River Ventures and served for 20 years in a variety of roles for Price Waterhouse LLP (now PricewaterhouseCoopers LLP), including Audit Partner and National Director of the Software Services Group. Mr. Tibbetts serves on the boards of numerous private companies and is a director of Vivint Solar, Inc., and Casa Systems, Inc. Mr. Tibbetts holds a B.S. from the University of New Hampshire.

We believe that Mr. Tibbetts’ finance and accounting experience in executive-level positions at technology companies and in working with numerous early-stage companies through his venture capital career, as well as his experience on the boards of public companies, provide him with the qualifications and skills to serve as a member of our board of directors.

Information Concerning Continuing Directors

Patrick Morley.  Mr. Morley has served as our President, Chief Executive Officer and a member of our board of directors since December 2007. From 2005 to 2007, Mr. Morley served in a variety of roles for Corel Corporation, including Chief Operating Officer and Executive Vice President of Sales for Americas. Prior to that, Mr. Morley served as Chief Executive Officer and President of Imprivata, Inc. Mr. Morley has served on the board of a number of private companies. Mr. Morley holds a B.A. from Providence College.

We believe that based on Mr. Morley’s knowledge of our company and our business, and his service as our President and Chief Executive Officer, Mr. Morley is qualified to serve on our board of directors.

Jeffrey Fagnan. Mr. Fagnan has served as a member of our board of directors since December 2004. Mr. Fagnan has served as a General Partner at Atlas Venture since 2004, and a Founding Partner at Accomplice since 2015. Since 2014, Mr. Fagnan has also served as a Founder of Maiden Lane Ventures, the first online venture capital firm, and Spearhead, a program that funds and mentors first time founder angel investors. Previously, Mr. Fagnan was a Partner with Seed Capital Partners. Mr. Fagnan is also a founder and the President of the nonprofit Technology Underwriting Greater Good. He currently serves on the boards of a number of private companies. Mr. Fagnan holds a B.S. from the University of Alaska and a M.B.A. from the William E. Simon Graduate School of Business at the University of Rochester.

We believe that Mr. Fagnan’s experience in working with numerous early-stage companies through his venture capital career provide him with the qualifications and skills to serve as a member of our board of directors.

Tom Killalea. Mr. Killalea has served as a member of our board of directors since April 2017. Mr. Killalea is the Owner and President of Aoinle, LLC, a consulting firm that he founded in 2014. From 1998 to 2014, Mr. Killalea served in various leadership roles at Amazon.com, Inc., most recently as its Vice President of Technology for the Kindle Content Ecosystem from 2008 to 2014. Previously, he served as its Vice President of Infrastructure and Distributed Systems from 2003 to 2008 and prior to that as Chief Information Security Officer and Vice President of Security. Mr. Killalea currently serves on the board of directors of Capital One Financial Corp., MongoDB, Inc. and Akamai Technologies, Inc. Mr. Killalea previously served on the board of directors of Xoom Corporation from March 2015 until its acquisition by PayPal Inc. in November 2015. Mr. Killalea holds a B.Ed. in Education from the National University of Ireland and a B.S. in Computer Science from Trinity College Dublin in Ireland.

We believe that Mr. Killalea’s product, technology and security experience, as well as his experience on the boards of public companies, provide him with the qualifications and skills to serve as a member of our board of directors.

Ronald H. Nordin. Mr. Nordin has served as a member of our board of directors since November 2007. From 1998 to 2005, Mr. Nordin served in a number of roles at Atlas Venture, including as a Senior Partner. Previously, Mr. Nordin served in a variety of senior management roles for information technology companies, including Chief Executive Officer of SQA, Inc. from 1992 to 1997, and a number of roles, including Senior Vice President, at Cognos Incorporated from 1982 to 1992. Mr. Nordin has served on the boards of numerous private companies. Mr. Nordin holds a BASc degree from the University of Waterloo in Canada.

We believe that Mr. Nordin’s experience in executive-level positions at technology companies, as well as working with numerous early-stage companies through his venture capital experience provide him with the qualifications and skills to serve as a member of our board of directors.

Vanessa Pegueros. Ms. Pegueros has served as a member of our board of directors since February 2019.  From 2013 to April 2019, Ms. Pegueros was employed as Vice President and Chief Information Security Officer at DocuSign, Inc. Ms. Pegueros holds an a B.S. in Engineering from University of California, Berkeley, a M.S. in Telecommunication from the University of Colorado, and a M.B.A. from Stanford University.

We believe that Ms. Pegueros’ executive-level experience in an information security professional at a public technology company provides her with the qualifications and skills to serve as a member of our board of directors.

Anthony Zingale. Mr. Zingale has served as a member of our board of directors since December 2015. From 2010 to 2014, Mr. Zingale served as Chief Executive Officer of Jive Software, Inc. From 2004 to 2006 he served as President and Chief Executive Officer of Mercury Interactive Corporation. From 1998 to 2001, Mr. Zingale served as President and Chief Executive Officer of Clarify Inc. From 2007 to 2017, Mr. Zingale served as a member of the board of directors of Jive

Software, Inc. and as its Executive Chairman from 2014 to 2017. From 2009 to 2012, Mr. Zingale served as a member of the board of directors of Service Source International, Inc. From 2007 until 2011, he served on the board of directors of McAfee, Inc. Mr. Zingale also serves on the board of directors for numerous private companies. Mr. Zingale holds B.A. and B.S. degrees from the University of Cincinnati.

We believe that Mr. Zingale’s experience in executive-level positions at software companies, as well as his experience on the boards of public companies, provide him with the qualifications and skills to serve as a member of our board of directors.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board, which is elected by our stockholders. In carrying out its responsibilities, our board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.

Our board and management team are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the NASDAQ listing standards.

Besides verifying the independence of the members of our board and committees (which is discussed in the section titled “Independence of Our Board of Directors”), at the direction of our board, we also:

•                  Periodically review and make necessary changes to the charters for our audit, compensation and nominating and corporate governance committees;

•                  Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•                  Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•                  Have a code of conduct that applies to our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers.

In addition, we have adopted a set of corporate governance guidelines. Our nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our board concerning corporate governance matters. A copy of our corporate governance guidelines can be found on our investor relations website at https://investors.carbonblack.com. Our corporate governance guidelines address such matters as:

•                  Director Independence—Independent directors must constitute at least a majority of our board;

•                Monitoring Board Effectiveness—Our board must conduct an annual self-evaluation of our board and its committees;

•                  Board Access to Independent Advisors—Our board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•                 Board Committees—All members of the audit, compensation and nominating and corporate governance committees are independent in accordance with applicable NASDAQ criteria.

Meetings of Our Board

Our board held eight meetings in our fiscal year ended December 31, 2018 (“fiscal 2018”). As of the date of this Proxy Statement, our board had held four meetings during the fiscal year ending December 31, 2019 (“fiscal 2019”). Each director attended at least 75% of all meetings of our board and the committees on which he or she served that were held during fiscal 2018. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our board and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct and ethics is available on our investor relations website at https://investors.carbonblack.com under “Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waiver from, a provision of our code of business conduct and ethics by posting such information on the website address and location specified above. During fiscal 2018, no waivers were granted from any provision of the code of conduct.

Director Independence

Our common stock is listed on NASDAQ. Under the NASDAQ listing standards, independent directors must constitute a majority of a listed company’s board. In addition, the NASDAQ listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the NASDAQ listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NASDAQ listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NASDAQ listing standards.

Our board has undertaken a review of the independence of each director. Based on information requested from and provided by each director concerning his or her background, employment and affiliations, our board has determined that Mses. Pegueros and Ward and Messrs. Fagnan, Killalea, Nordin, Tibbetts, Jr. and Zingale do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NASDAQ listing standards. Our board has also determined that Messrs. Tibbetts, Jr. and Nordin and Ms. Pegueros, who comprise our audit committee, Messrs. Zingale and Fagnan and Ms. Ward, who comprise our compensation committee, and Messrs. Killalea and Nordin and Ms. Ward, who comprise our nominating and corporate governance committee, satisfy the applicable independence standards for those committees established by the SEC and NASDAQ listing standards. In making these determinations, our board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and any of their affiliated funds, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure and Role in Risk Oversight

Our corporate governance guidelines do not dictate a particular board structure, and our board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. Our board has not appointed a Chairperson, and in accordance with our bylaws Mr. Morley, as Chief Executive Officer, presides over meetings of our board. Our board believes Mr. Morley brings valuable insight to our board due to the perspective and experience he brings as our President and Chief Executive Officer and that its administration of its risk oversight function has not affected the board’s leadership structure.

One of the key functions of our board is informed oversight of our risk management process. Our board does not have a standing risk management committee, but rather administers this oversight function directly through our board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.

Risks Related to Compensation Policies and Practices

As part of its oversight function, our board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our compensation committee has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Board Committees

Our board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board is described below. Members serve on these committees until their resignation or until as otherwise determined by our board. Each of the audit, compensation and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our board that is available to stockholders at https://investors.carbonblack.com.

Audit Committee

Our audit committee consists of Messrs. Tibbetts, Jr. and Nordin and Ms. Pegueros, with Mr. Tibbetts, Jr. serving as Chairperson. The composition of our audit committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the NASDAQ listing standards. In addition, our board has determined that Mr. Tibbetts, Jr. is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, (the “Securities Act”). Our audit committee, among other things:

•                  oversees the work of our independent auditors;

•                  approves the hiring, discharging and compensation of our independent auditors;

•                  approves engagements of the independent auditors to render any audit or permissible non-audit services;

•                  reviews the qualifications and independence of the independent auditors;

•                  monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•                  reviews our financial statements and reviews our critical accounting policies and estimates;

•                  reviews the adequacy and effectiveness of our internal controls; and

•                  reviews and discusses with management and the independent auditors the results of our annual audit and our interim financial statements.

Our audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the NASDAQ listing standards. Our audit committee held five meetings during fiscal 2018. As of the date of this Proxy Statement, our audit committee had held three meetings during fiscal 2019.

Compensation Committee

Our compensation committee consists of Messrs. Fagnan and Zingale and Ms. Ward, with Mr. Zingale serving as Chairperson. The composition of our compensation committee meets the requirements for independence under the NASDAQ listing standards and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board relating to compensation of our executive officers. Our compensation committee, among other things:

•                  reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•                  evaluates the performance of our executive officers in light of established goals and objectives;

•                  reviews and recommends compensation of our executive officers based on its evaluations;

•                  reviews and recommends compensation of our directors;

•                  administers the issuance of stock options and other awards under our stock plans;

•                  reviews and discusses with management the compensation discussion and analysis that we may be required from time to time to include in our SEC filings; and

•                  prepares a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K to be filed with SEC.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the NASDAQ listing standards.

Our compensation committee held four meetings during fiscal 2018. As of the date of this Proxy Statement, our compensation committee had held three meetings during fiscal 2019.

Compensation Committee Interlocks and Insider Participation

During 2018, our compensation committee was comprised of Mr. Fagnan, Maria Cirino and Mr. Zingale.

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of our board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Killalea and Nordin and Ms. Ward, with Mr. Killalea serving as Chairperson. The composition of our nominating and corporate governance committee meets the requirements for independence under the NASDAQ listing standards and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•                  evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;

•                  assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;

•                  recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors; and

•                  reviews and makes recommendations with regard to our corporate governance guidelines.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of NASDAQ. Our nominating and corporate governance committee held three meetings during fiscal 2018. As of the date of this Proxy Statement, our nominating and corporate governance committee had held two meetings during fiscal 2019.

Identifying and Evaluating Director Nominees

Our board has delegated to our nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to our board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and our nominating and corporate governance committee’s charter. Our nominating and corporate governance committee may gather information about the candidates through interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information or any other means that our nominating and corporate governance committee deems to be appropriate in the evaluation process. Our nominating and corporate governance committee evaluates the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating and corporate governance committee recommends candidates for our board’s approval as director nominees for election to our board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board, as well as the needs of our board and the respective committees of our board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of our business and industry and other commitments.

Nominees must also have proven achievement and competence in their field, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team and the ability to make significant contributions to our success. Nominees must also have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders and an understanding of the fiduciary responsibilities that are required of a director. Nominees must have sufficient time available in the judgment of our nominating and corporate governance committee to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend and participate in all meetings of our board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board the director nominees for selection.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to our nominating and corporate governance committee by sending the individual’s name and qualifications to our Corporate Secretary at Carbon Black, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, who will forward all recommendations to our nominating and corporate governance committee. Any such recommendations should include the information required by our bylaws. Our nominating and corporate governance committee will evaluate any candidates properly recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or members of our management team.

Stockholder Communications

Our board provides to every stockholder the ability to communicate with our board, as a whole, and with individual directors on our board through an established process for stockholder communication. For a stockholder communication directed to our board as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or expedited delivery service to the address listed below or by email to GC@carbonblack.com:

Carbon Black, Inc.

1100 Winter Street

Waltham, MA 02451

Attn: Board of Directors, c/o General Counsel

For a stockholder communication directed to an individual director in his or her capacity as a member of our board, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or expedited delivery service to the address listed below or by email to GC@carbonblack.com:

Carbon Black, Inc.

1100 Winter Street

Waltham, MA 02451

Attn: [Name of Individual Director]

If sent by email, the communication should specify “Attn. [Name of Director]” in the subject line.

We will review all incoming communications and, if appropriate, all such communications will be forwarded to each director to whom such communication is addressed, and to the Chairperson of our board. We will generally not forward communications if they are deemed inappropriate, consist of individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to securityholders or other constituencies of the company, solicitations, advertisements, surveys, “junk” mail or mass mailings.

Non-Employee Director Compensation

Prior to our initial public offering in May 2018, we had no formal policy or plan to compensate our non-employee directors. In connection with our initial public offering, our board adopted our Non-Employee Director Compensation Policy, pursuant to which our non-employee directors are entitled to receive the following annual cash retainers for their service:

Position	Annual Cash Retainer
Board Member	$30,000
Board Chairperson	$20,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$10,000
Audit Committee Member other than Chair	$8,000
Compensation Committee Member other than Chair	$6,000
Nominating and Corporate Governance Committee Member other than Chair	$4,000

Our non-employee directors began receiving annual cash retainer amounts in fiscal 2019.

Our Non-Employee Director Compensation Policy also provides that on the date of each of our annual meetings of stockholders, each non-employee director who has been a member of our board for at least six months and who will continue as a non-employee director following such meeting will be granted an annual equity grant with a grant date fair value of $150,000 in the form of stock options and/or restricted stock units (“RSUs) as determined by our compensation committee. The stock options and RSUs will fully vest on the earlier of the first anniversary of the grant date or immediately prior to the next annual meeting of stockholders, subject to continuous service. Our Non-Employee Director Compensation Policy also provides that upon first being appointed to our board, any newly appointed non-employee director will be granted an initial one-time equity grant in the form of stock options and/or RSUs having a grant date fair value of $300,000. Stock options and/or RSUs granted to a newly appointed non-employee director shall vest in three equal annual installments on each anniversary date on which the non-employee director was appointed to our board, subject to continuous service. All stock options and/or RSUs granted pursuant to our Non-Employee Director Compensation Policy are subject to full accelerated vesting upon sale event (as defined in our 2018 Stock Option and Incentive Plan).

The following table presents the total compensation for each person who served as a non-employee director during fiscal 2018. Other than as set forth in the table below, we did not pay any compensation or make any equity awards to our non-employee directors during fiscal 2018. The director who is also our employee, Mr. Morley, received no additional compensation for his service as a director. The compensation received by Mr. Morley as President and Chief Executive Officer of the company is presented in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid In Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Patrick Morley	—	—	—
Jeffrey Fagnan	—	149,995	149,995
Tom Killalea(4)	—	121,225	121,225
Ronald H. Nordin(5)	—	124,955	124,955
Joseph S. Tibbetts, Jr. (6)	—	136,145	136,145
Jill A. Ward	—	299,996	299,996
Anthony Zingale(7)	—	136,145	136,145
Maria A. Cirino(8)	—	149,995	149,995
Paul A. Maeder(8)	—	149,995	149,995

(1)                   Upon our initial public offering, we adopted a Non-Employee Director Compensation Policy that provides for payment of annual cash retainer amounts to non-employee directors. Beginning in fiscal 2019, annual cash retainers will be paid quarterly. Prior to our Non-Employee Director Compensation Policy becoming effective upon our initial public offering, we did not provide any cash compensation to our non-employee directors for their service on our board.

 (2)                The amounts reported represent the grant date fair value of the RSUs awarded during fiscal 2018 under our 2018 Stock and Incentive Plan (the “2018 Plan”), as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2018. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

(3)                   As of December 31, 2018, our non-employee directors held unvested RSUs as follows: Mr. Fagnan (6,007); Mr. Killalea (16,250); Mr. Nordin (16,750); Mr. Tibbetts, Jr. (18,250); Ms. Ward (22,091); Mr. Zingale (18,250), and Mr. Maeder (6,007).

(4)                   As of December 31, 2018, Mr. Killalea held an outstanding option to purchase 125,000 shares of our common stock, of which 41,667 shares underlying the options were vested and 83,333 shares were unvested.

(5)                   As of December 31, 2018, Mr. Nordin held outstanding options to purchase 104,792 shares of our common stock, of which 96,812 shares underlying the options were vested and 7,980 shares were unvested.

(6)                   As of December 31, 2018, Mr. Tibbetts, Jr. held outstanding options to purchase 148,442 shares of our common stock.

(7)                   As of December 31, 2018, Mr. Zingale held outstanding options to purchase 205,300 shares of our common stock.

(8)                   Ms. Cirino served on our board from February 2005 until December 2018, and Mr. Maeder served on our board from September 2015 until February 2019.

We also reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board or any committee thereof.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2019, and we are asking you and other stockholders to ratify this appointment. During fiscal 2018, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

Although ratification of the appointment of PricewaterhouseCoopers LLP is not required by our bylaws or otherwise, our board is submitting the appointment of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast is required in order to ratify the appointment of PricewaterhouseCoopers LLP. In the event that a majority of the votes properly cast do not ratify this appointment of PricewaterhouseCoopers LLP, our audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.

We expect that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our initial public offering.

Audit Fees

The following table sets forth the fees billed or to be billed by PricewaterhouseCoopers LLP and its affiliates for professional services rendered with respect to each of the fiscal years ended December 31, 2018 and 2017. All of these services were approved by our audit committee.

Fee Category	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$1,501,350	$763,050
Audit-Related Fees(2)	$—	$—
Tax Fees	$—	$—
All Other Fees(3)	$2,700	$1,800
Total Fees	$1,504,050	$764,850

(1)                   Audit Fees consist of fees for professional services provided in connection with the audit of our consolidated financial statements, including adoption of Financial Accounting Standards Board, Accounting Standards Codification Section (“ASC Topic”) 606, reviews of our quarterly condensed consolidated financial statements and accounting consultations billed as audit services. This category also includes fees for services incurred in connection with our initial public offering.

(2)                   Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees,” including accounting consultations in connection with acquisitions.

(3)                   All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data and permissible advisory services.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Carbon Black specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the board of directors. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Carbon Black, and the board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ.

The audit committee’s general role is to assist the board of directors in monitoring the company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s consolidated financial statements for its fiscal year ended December 31, 2018 and met with its management team, as well as with representatives of PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of PricewaterhouseCoopers LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements for its fiscal year ended December 31, 2018 be included in its Annual Report on Form 10-K for its 2018 fiscal year.

Audit Committee

Joseph S. Tibbetts, Jr. (Chairperson)

Ronald H. Nordin

Vanessa Pegueros

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, including their ages, as of April 18, 2019:

Name	Age	Positions and Offices Held with the Company
Patrick Morley	52	President, Chief Executive Officer and Director
Thomas Hansen	48	Chief Operating Officer
Ryan Polk	40	Chief Product Officer and Senior Vice President
Michael Viscuso	36	Chief Strategy Officer
Stephen Webber	49	Executive Vice President and Chief Financial Officer

Information Concerning Executive Officers

In addition to Mr. Patrick Morley who serves as a director, and whose biographical information is set forth in “Proposal 1: Election of Directors” above, our executive officers as of April 18, 2019 consisted of the following:

Thomas Hansen. Mr. Hansen has served as our Executive Vice President and Chief Operating Officer since October 2018 and was previously our Executive Vice President and Chief Revenue Officer from July 2017 until October 2018. Prior to that, Mr. Hansen served as Global Vice President of Revenue of Dropbox, Inc. from 2015 to 2017. From 2001 to 2015, Mr. Hansen served in a variety of roles at Microsoft Corporation, including Worldwide Vice President of Small and Medium Business from 2010 to 2015, Worldwide General Manager of Distribution from 2009 to 2010, Regional General Manager from 2007 to 2009 and Regional Director from 2001 to 2006. Mr. Hansen holds an MSc and a BSc in Economics from Copenhagen Business School in Denmark.

Ryan Polk. Mr. Polk has served as our Senior Vice President and Chief Product Officer since January 2017. From 2015 to 2017, Mr. Polk served as Vice President and Senior Vice President of Product Management at CA Technologies’ Agile Management. Prior to that, Mr. Polk held a variety of roles at Rally Software Development Corp. until its acquisition by CA Technologies, including VP of Product Management from 2014 to 2015 and Transformation Consultant from 2011 to 2014. From 2009 to 2011, Mr. Polk served as Director of Engineering and Enterprise Agile Coach of WMS Gaming, a subsidiary of WMS Industries, Inc. Mr. Polk holds a B.A. from the University of Nevada, Las Vegas.

Michael Viscuso. Mr. Viscuso has served as our Chief Strategy Officer since November 2018, and previously served as our Chief Technology Officer from December 2015 to November 2018, our Chief Strategy Officer from February 2014 to December 2015 and Senior Vice President of Products from January 2016 to January 2017. Since June 2017, Mr. Viscuso has served as a Venture Partner at Accomplice. Since 2009, Mr. Viscuso has also served as a Co-Founder of Kyrus Tech, Inc. From 2011 to 2014, Mr. Viscuso was the Chief Executive Officer of Carbon Black, Inc., which we acquired in 2014 (our name at the time was Bit9, Inc.). Mr. Viscuso holds a B.S. from Villanova University.

Stephen Webber. Mr. Webber has served as our Executive Vice President and Chief Financial Officer since March 2019. From September 2017 to March 2019, Mr. Webber served as Chief Financial Officer of BackOffice Associates, LLC. From March 2018 to March 2019, Mr. Webber served in the additional role of Chief Operating officer at BackOffice Associates, LLC. From 2016 to 2017, Mr. Webber served as Chief Financial Officer of Cynosure, Inc. From 2015 to 2016, Mr. Webber served as Chief Financial Officer of Virtustream, Inc. From 1996 to 2015, Mr. Webber held various financial executive positions at EMC Corporation. Mr. Webber holds a B.S. and a M.B.A. from Babson College.

EXECUTIVE COMPENSATION

Overview

Our executive compensation programs are designed to attract, motivate, incentivize and retain our executive officers, who contribute to our long-term success. Pay that is competitive, rewards performance and effectively aligns the interests of our executive officers with those of our long-term stockholders is key to our compensation program design and decisions. We structure our executive compensation programs to be heavily weighted towards long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Our compensation committee is responsible for the compensation programs for our executive officers and reports to our board on its discussions, decisions and other actions. Our President and Chief Executive Officer makes compensation recommendations to our compensation committee for each of our executive officers, other than with respect to his own compensation. These recommendations cover each executive officer’s total target direct compensation, consisting of base salary and short-term and long-term compensation, including equity incentives. In making these recommendations, our President and Chief Executive Officer considers a variety of factors, including our results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of his duties and his achievement of individual goals, as well as the relative compensation among all of our executive officers. Our compensation committee reviews the recommendations of our President and Chief Executive Officer and other data, including compensation survey data and publicly-available data of our designated peer group. Our compensation committee then determines the target total direct compensation, and each element thereof, for each of our executive officers, including our President and Chief Executive Officer. While our President and Chief Executive Officer typically attends meetings of our compensation committee, our compensation committee meets outside the presence of our President and Chief Executive Officer when discussing his compensation and when discussing certain other matters as well.

In fiscal 2018, our compensation committee retained Radford, a national compensation consulting firm with compensation expertise relating to technology companies, to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. Radford was engaged directly by our compensation committee to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair. Our compensation committee conducted a specific review of its relationship with Radford for fiscal 2018, and determined that Radford’s work for our compensation committee did not raise any conflicts of interest.

The compensation provided to our named executive officers for fiscal 2018 is detailed in the “Summary Compensation Table” below and accompanying footnotes and narrative that follow this section.

For fiscal 2018, our named executive officers, which consisted of our Chief Executive Officer and the two most highly-compensated executive officers (other than the Chief Executive Officer), were:

•                  Patrick Morley, our President and Chief Executive Officer;

•                  Thomas Hansen, our Chief Operating Officer; and

•                  Mark Sullivan, our Executive Vice President and Chief Financial Officer.

Summary Compensation Table

The following table presents information regarding the compensation awarded to, earned by and paid to each individual who served as one of our named executive officers during fiscal 2018 and the fiscal year ended December 31, 2017 (“fiscal 2017”).

Name and Principal Position	Year	Salary ($)		Bonus (S)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Patrick Morley	2018	450,000		—	1,801,349	292,500	2,543,849
President and Chief Executive Officer(3)	2017	375,000		—	1,446,500	375,000	2,196,500
Thomas Hansen	2018	400,000		—	1,202,270	300,000	1,902,270
Chief Operating Officer	2017	183,333	(4)	184,110	1,938,720	—	2,306,163
Mark Sullivan	2018	400,000		—	540,405	165,000	1,105,405
Executive Vice President and Chief Financial Officer(5)

(1)                   The amounts reported represent the aggregate grant date fair value of the stock options awarded to the named executive officers in fiscal 2018 and fiscal 2017, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. These amounts do not necessarily correspond to the actual value recognized by the named executive officers.

(2)                   The amounts reported represent the aggregate performance-based cash incentives earned in fiscal 2018 and fiscal 2017, based upon the achievement of certain company metrics.

(3)                   Mr. Morley serves on our board but is not paid additional compensation for such service.

(4)                   Mr. Hansen joined us in July 2017, and, therefore, Mr. Hansen’s 2017 salary reflects a pro-rated amount for the time he was employed by us in fiscal 2017.

(5)                   Mr. Sullivan was not a named executive officer for fiscal 2017. Mr. Sullivan resigned as our Chief Financial Officer in March 2019.

Narrative to Summary Compensation Table

Base Salary

For fiscal 2018, Mr. Morley’s annual base salary was $450,000, Mr. Hansen’s annual base salary was $400,000 and Mr. Sullivan’s annual base salary was $400,000.

Non-Equity Incentive Plan Compensation

Under our Senior Executive Cash Incentive Bonus Plan adopted by our board and effective April 2018, each of our named executive officers was eligible to receive a cash bonus for fiscal 2018, based on a target annual bonus that was set as a percentage of their respective annual salaries, as approved by our compensation committee. Bonus awards were measured and paid annually, except for Mr. Hansen’s bonus that was paid quarterly, based on the achievement of certain performance metrics determined by our compensation committee, which for fiscal 2018 related to achievement of corporate milestones related to: (i) annual recurring revenue; and (ii) operating income (loss) excluding bonus expense, stock-based compensation expense, amortization of acquired intangible assets and a non-recurring legal settlement. The amounts awarded to each of our named executive officers in fiscal 2018 represented 65% achievement of plan in the case of Mr. Morley and 75% achievement of plan in the case of other named executive officers, as listed under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

Equity Compensation

We granted to each of our named executive officers RSUs and options to purchase shares of our common stock in fiscal 2018, as shown in more detail, together with previous equity awards to our named executive officers, in the “Outstanding Equity Awards at Fiscal Year-End” table below.

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans offered to U.S. employees, including our medical, dental, life and disability insurance plans, in each case on the same basis as other employees of the same status.

Perquisites and Personal Benefits

We generally do not provide perquisites or personal benefits to our named executive officers.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all regular U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Employment Agreements with Named Executive Officers

In January 2016, we entered into Employment Agreements with two of our named executive officers (Patrick Morley and Mark Sullivan) and in July 2017 we entered into an Employment Agreement with our other named executive officer (Thomas Hansen), each of which were amended in January 2018. The Employment Agreements superseded and replaced their existing offer letters. The Employment Agreements provided for at-will employment, set forth each executive’s annual base salary, target bonus opportunity and eligibility to participate in our benefit plans generally. The Employment Agreements also contained severance protection for each of our named executive officers in certain circumstances involving termination without cause and termination for “good reason,” as described below.

Each employment agreement provides that, in the event that such executive’s employment is terminated by us without “cause” (as defined in the applicable employment agreement) or such executive resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, such executive will be entitled to receive (i) an amount equal to 15 months, in the case of Mr. Morley, 12 months in the case of Mr. Hansen, and 12 months, in the case of Mr. Sullivan, of his base salary, payable in substantially equal installments over the same period following his termination, and (ii) if such executive is participating in our group health plan immediately prior to his termination, benefits continuation until the earlier of 15 months, in the case of Mr. Morley, 12 months, in the case of Mr. Hansen, and 12 months, in the case of Mr. Sullivan, following termination or the end of the executive’s COBRA health continuation period, with such monthly employer and employee contributions paid by us directly to the applicable health insurance company. In lieu of the payments and benefits described in the preceding sentence, in the event that such executive’s employment is terminated by us without cause or such executive resigns for good reason, in either case within 12 months following a “sale event” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary (or 18 months, in the case of Mr. Morley), plus 100% of his annual target bonus (or 150% in the case of Mr. Morley), payable in substantially equal installments over 12 months (or 18 months, in the case of Mr. Morley) following his termination, (ii) if such executive is participating in our group health plan immediately prior to his termination, benefits continuation until the earlier of 12 months (or 18 months in the case of Mr. Morley) following termination or the end of the executive’s COBRA health continuation period, with such monthly employer and employee contributions paid by us directly to the applicable health insurance company, and (iii) full acceleration of all time-based equity awards held by the executive.

In connection with Mark Sullivan’s retirement and resignation as our Chief Financial Officer, Principal Accounting Officer, Executive Vice President, Treasurer and Assistant Secretary, effective March 11, 2019 (the “Transition Date”), we and Mr. Sullivan entered into a Transition Agreement on March 15, 2019 (the “Agreement”), under which Mr. Sullivan is expected to remain with us through June 30, 2019 to ensure a smooth transition of his duties (the “Transition Period”). The Agreement provides, among other things, that (a) Mr. Sullivan will transition from his position as Chief Financial Officer to the position of Senior Advisor effective as of the Transition Date, (b) during the period from the Transition Date through May 15, 2019 (the “Full Time Portion of the Transition Period”), Mr. Sullivan will provide transitional services on a full-time basis, (c) during the period from May 16, 2019 through the Anticipated Date of Termination (the “Part-Time Portion of the Transition Period”), Mr. Sullivan will provide services on a part-time, as needed basis, (d) we will continue to pay Mr. Sullivan’s base salary at his current rate during the Full Time Portion of the Transition Period, (e) we will pay Mr. Sullivan fifty percent (50%) of his current base salary during the Part Time Portion of the Transition Period, (f) Mr. Sullivan will be eligible to receive his 2018 bonus on the date that the Company’s other executives receive such bonuses, but will not be eligible to receive any incentive compensation in connection with work performed in 2019, (g) we agreed to extend the exercise periods for each non-qualified stock option awarded to Mr. Sullivan pursuant to our equity plans and applicable option agreements or stock-based award agreements that is vested as of Mr. Sullivan’s last date of employment until March 31, 2020 and (h) Mr. Sullivan will comply with certain confidentiality, non-disclosure, non-competition, general release of claims and other obligations.

The payments and benefits provided to an executive under his employment agreement in connection with a sale event may not be eligible for a federal income tax deduction for us pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an executive in connection with a sale event would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, each executive has entered into a confidentiality, non-disclosure, non-competition and developments agreement with us that contains, among other things, non-competition and non-solicitation provisions that apply during the term of such executive’s employment and for 12 months thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2018.

	Option Awards(1) (3)					Stock Awards(1) (3) (4)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of shares, units or other rights that have not vested (#)	Market or payout value of shares, units or other rights that have not vested ($)
Patrick Morley	7/1/2012(5)	1,405,268	—	2.94	10/18/2022	—	—
	1/1/2016	364,583	135,416	6.26	1/26/2026	—	—
	1/1/2017	239,586	260,413	5.98	1/26/2027	—	—
	1/1/2018	—	250,000	7.46	1/29/2028	—	—
	1/1/2018	—	—	—	—	125,000	1,677,500
Thomas Hansen	7/17/2017	247,920	452,080	5.92	8/2/2027	—	—
	1/1/2018	—	49,999	7.46	1/29/2028	—	—
	1/1/2018	—	—	—	—	25,000	335,500
	10/30/2018	—	—	—	—	50,000	671,000
Mark Sullivan	10/14/2015	494,153	130,039	5.32	10/24/2025	—	—
	10/14/2015	12,050	3,171	6.26	1/26/2026	—	—
	1/1/2017	26,493	28,797	7.64	1/26/2027	—	—
	1/1/2018	—	74,999	7.46	1/29/2028	—	—
	1/1/2018	—	—	—	—	37,500	503,250

(1)         All of the option awards listed in the table above and granted before our initial public offering on May 4, 2018 were granted under our 2012 Stock Option and Grant Plan, except for Mr. Sullivan’s option award on January 26, 2017 that was made under our Amended and Restated 2010 Series A Plan; all other option awards and all stock awards listed in the table above were granted under our 2018 Plan. Unless otherwise described in the footnotes below, the shares underlying the option will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments, subject to continuous service.

(2)        All of the option awards listed in the table above and granted before our initial public offering on May 4, 2018 were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board with the assistance of a third-party valuation expert; all option awards listed in the table above and granted after our initial public offering on May 4, 2018 were granted with a per share exercise price equal to the closing market price of our common stock on The Nasdaq Global Select Market on the date of grant.

(3)        Upon a (i) termination by us without cause (as defined in the executive’s employment agreement) or (ii) resignation for good reason (as defined in the executive’s employment agreement), in each case within the change in control period (as defined in the executive’s employment agreement), the vesting of the shares subject to the option and stock award shall fully accelerate and become vested in full upon such termination date.

(4)        Stock awards are in form of RSUs that vest 25% upon the first anniversary of the vesting commencement date and quarterly thereafter over 12 quarters, subject to continuous service.

(5)        This stock option vests over 48 months from the vesting commencement date, subject to continuous service.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Carbon Black specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with the company’s management team. Based on such review and discussions, the compensation committee recommended to the board of directors that this “Executive Compensation” section be included in the Proxy Statement.

Compensation Committee

Anthony Zingale (Chairperson)

Jeffrey Fagnan

Jill A. Ward

Insider Trading Policies and Rule 10b5-1 Trading Plans

Our insider trading policies prohibit the members of our board and all employees, including our executive officers, from engaging in derivative securities transactions, including hedging, with respect to company securities and from pledging company securities as collateral without prior audit committee approval, or holding company securities in a margin account. Our insider trading policies require our executive officers, and permit certain other employees and our directors, to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 regarding shares of common stock that may be issued under the company’s equity compensation plans, consisting of the 2012 Stock Option and Grant Plan (the “2012 Plan”), the Amended and Restated Equity Incentive Plan (the “A&R Plan”), the Amended and Restated 2010 Series A Option Plan (the “2010 Series A Plan”), the Carbon Black, Inc. Amended and Restated 2012 Equity Incentive Plan (the “Carbon Black Plan”), the Confer Technologies, Inc. 2013 Stock Plan (the “Confer Plan”), the 2018 Plan and the 2018 Employee Stock Purchase

Plan (the “ESPP”). Our board has voted that no further stock options or other equity-based awards may be granted under the 2012 Plan, the A&R Plan, the 2010 Series A Plan, the Carbon Black Plan, or the Confer Plan.

	Equity Compensation Plan Information
Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Referenced in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(2):	16,254,188	(3)	6.60	7,545,601	(4)
Equity compensation plans not approved by security holders(5):	1,079,553	(6)	1.39	—
Total:	17,333,741		6.26	7,545,601

(1)                    As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(2)                    Consists of the 2012 Plan, the A&R Plan, the 2010 Series A Plan, the 2018 Plan and the ESPP.

(3)                    Consists of 15,137,513 shares of common stock issuable upon the exercise of outstanding stock options and 1,116,675 shares of common stock issuable upon the vesting of RSUs.

(4)                     This number consists of (i) 5,809,872 shares available for grant under our 2018 Plan, which number excludes the 3,486,929 shares that were added to the 2018 Plan as a result of the automatic annual increase described below on January 1, 2019, and (ii) 1,735,729 shares available for issuance pursuant to the ESPP. This number is subject to adjustment in the event of a stock split, stock dividend or other changes in our capitalization. The 2018 Plan provides that on January 1, 2019, and each January 1 thereafter, the number of shares reserved and available for issuance under the 2018 Plan shall be cumulatively increased by the lesser of 5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or such number of shares of Stock as determined by the board of directors or by the compensation committee of the board of directors. In addition, shares of common stock underlying any awards under the 2012 Plan or the A&R Plan that are forfeited, canceled or otherwise terminated (other than by exercise), as well as any shares of common stock that are held back upon exercise of a stock option or settlement of an award to cover the exercise price or tax withholding, shall be added back to the number of shares available for issuance under the 2018 Plan. The ESPP provides that the number of shares of common stock that may be issued under the ESPP will be cumulatively increased on January 1, 2019 and each January 1 thereafter through January 1, 2028, by the lesser of (i) 1% of the number of shares of the Company’s common stock outstanding on the immediately preceding December 31, (ii) 1,735,729 share of common stock or (iii) such lesser number of shares as determined by the compensation committee of the board of directors. No shares were added to the ESPP on January 1, 2019 and the first offering period for the ESPP commenced January 1, 2019.

(5)                     Consists of the Carbon Black Plan and the Confer Plan, which we assumed in connection with our acquisitions of Carbon Black, Inc. in February 2014 (we were named Bit 9, Inc. at the time) and Confer Technologies, Inc. in May 2016, respectively.

(6)                     Consists of 1,079,553 shares of common stock issuable upon the exercise of outstanding stock options under the Carbon Black Plan and the Confer Plan.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March

31, 2019, for:

•            each of our named executive officers for fiscal 2018;

•            each of our directors;

•            all of our directors and executive officers as a group; and

•            each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based percentage ownership of our capital stock on 71,341,560 shares of our common stock outstanding on March 31, 2019. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2019 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Carbon Black, Inc., 1100 Winter Street, Waltham, Massachusetts 02451.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Entities affiliated with Atlas Venture(1)	9,823,103	13.8%
Entities affiliated with Highland Capital Partners(2)	4,100,379	5.7%
Entities affiliated with Kleiner Perkins Caufield & Byers(3)	4,628,653	6.5%
Entities affiliated with Point 406 Ventures(4)	4,435,535	6.2%

Named Executive Officers:
Patrick Morley(5)	3,488,472	4.7%
Thomas Hansen(6)	341,892	*
Mark Sullivan(7)	480,064	*

Directors:
Jeffrey Fagnan(8)	9,829,110	13.8%
Tom Killalea(9)	99,584	*
Ronald H. Nordin(10)	274,340	*
Vanessa Pegueros	—	—
Joseph S. Tibbetts, Jr. (11)	166,692	*
Jill A. Ward	—	—
Anthony Zingale(12)	223,550	*
All executive officers and directors as a group (12 persons)	16,243,966	21.6%

(*)                       Represents beneficial ownership of less than 1%.

(1)                       This information is as of December 31, 2018 and is based solely on a Schedule 13G filed by Atlas Venture Fund VI, L.P., Atlas Venture Entrepreneurs’ Fund VI, L.P., Atlas Venture Fund VI GmbH & Co. KG, Atlas Venture Associates VI, L.P. and Atlas Venture Associates VI, Inc. (together the “Atlas Funds”) with the SEC on February 11, 2019. Consists of (i) 9,365,231 shares of common stock held by Atlas Venture Fund VI, L.P., (“Atlas VI”), (ii) 286,392 shares of common stock held by Atlas Venture Entrepreneurs’ Fund VI, L.P., (“AVE VI”), and (iii) 171,480 shares of common stock held by Atlas Venture Fund VI GmbH & Co. KG, (“Atlas VI GmbH,” and

together with Atlas VI and AVE VI, the “Atlas VI Funds”). Atlas Venture Associates VI, L.P., (“AVA VI LP”), is the sole general partner of Atlas VI and AVE VI, and is the managing partner of Atlas VI GmbH. Atlas Venture Associates VI, Inc., (“AVA VI Inc.”), is the sole general partner of AVA VI LP. Jeffrey Fagnan, a member of our board is a director of AVA VI Inc. Each of AVA VI Inc. and AVA VI LP may be deemed to have voting and dispositive power over the shares held by the Atlas VI Funds. Jeffrey Fagnan, a member of our board, and Jean-Francois Formela, M.D. are directors of AVA VI Inc. and collectively are the individuals who make investment decisions on behalf of the Atlas VI Funds. The address of Atlas Venture is 25 First Street, Suite 303, Cambridge, Massachusetts 02141.

(2)                                 This information is as of December 31, 2018 and is based solely on a Schedule 13G filed by Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership, Highland Capital Partners VII Limited Partnership, Highland VII-B Limited Partnership, Highland Capital Partners VII-C Limited Partnership, Highland Entrepreneurs’ Fund VII Limited Partnership, Highland Management Partners VI, Inc., Highland Management Partners VI Limited Partnership, Highland Management Partners VII LLC, HEF VI Limited Partnership and Highland Management Partners VII, Limited Partnership (together the “Highland Funds”) with the SEC on February 14, 2019. Consists of (i) 2,035,739 shares of common stock held by Highland Capital Partners VI Limited Partnership, (“HCP VI”), (ii) 1,116,002 shares of common stock held by Highland Capital Partners VI-B Limited Partnership, (“HCP VI-B”), (iii) 100,829 shares of common stock held by Highland Entrepreneurs’ Fund VI Limited Partnership, (“HEF VI,” and together with HCP VI and HCP VI-B, the “Highland VI Investing Entities”), (iv) 521,234 shares of common stock held by Highland Capital Partners VII Limited Partnership, (“HCP VII”), (v) 126,304 shares of common stock held by Highland Capital Partners VII-B Limited Partnership, (“HCP VII-B”), (vi) 183,940 shares of common stock held by Highland Capital Partners VII-C Limited Partnership, (“HCP VII-C”), and (vii) 16,331 shares of common stock held by Highland Entrepreneurs’ Fund VII Limited Partnership, (“HEF VII,” and together with HCP VII, HCP VII-B and HCP VII-C, the “Highland VII Investing Entities”).

Highland Management Partners VI Limited Partnership, (“HMP VI LP”), is the general partner of HCP VI and HCP VI-B. HEF VI Limited Partnership, (“HEF”), is the general partner of HEF VI. Highland Management Partners VI, Inc., (“Highland Management”), is the general partner of both HMP VI LP and HEF. Paul A. Maeder, a former member of our board, Robert J. Davis, Daniel J. Nova, Sean M. Dalton and Corey M. Mulloy are the managing directors of Highland Management, (together the “Managing Directors”). Highland Management as the general partner of HMP VI LP and HEF, the general partners of the Highland Investing VI Entities, may be deemed to have beneficial ownership of the shares held by the Highland VI Investing Entities. The Managing Directors have shared voting and investment control over all the shares held by the Highland VI Investing Entities. The principal business address for each of the entities in this paragraph is One Broadway, 16th Floor, Cambridge, MA 02142.

Highland Management Partners VII Limited Partnership, (“HMP VII”), is the general partner of the Highland VII Investing Entities. Highland Management Partners VII, LLC, (“HMP LLC”), is the general partner of HMP VII. Paul A. Maeder, a former member of our board, Peter W. Bell, Sean M. Dalton, Robert J. Davis, Daniel J. Nova and Corey M. Mulloy are the managing members of HMP LLC. HMP LLC, as the general partner of the HMP VII, and HMP VII as the general partner of the Highland VII Investing Entities, is deemed to have beneficial ownership of the shares held by the Highland VII Investing Entities. Voting and investment decisions of HMP LLC are made by its managing members. The principal business address for each of the entities in this paragraph is One Broadway, 16th Floor, Cambridge, MA 02142.

(3)                                 This information is as of December 31, 2018 and is based solely on a Schedule 13G filed by Kleiner Perkins Caufield & Byers XII, LLC and KPCB XII Founders Fund, LLC with the SEC on February 14, 2019. Consists of (i) 4,565,350 shares of common stock beneficially owned by Kleiner Perkins Caufield & Byers XII, LLC, (“KPCB XII”) and (ii) 63,303 shares beneficially owned by KPCB XII Founders Fund, LLC, (“KPCB XII Founders”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such individuals and entities who each exercise their own voting and dispositive control over such shares. The managing member of KPCB XII and KPCB XII Founders is KPCB XII Associates, LLC, (“KPCB XII Associates”). Brook H. Byers, L. John Doerr, Raymond J. Lane, Theodore E. Schlein and Russ Siegelman, the Managers of KPCB XII Associates, exercise shared voting and dispositive control over the shares directly held by KPCB XII and KPCB XII Founders. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.

(4)                                 This information is as of December 31, 2018 and is based solely on a Schedule 13G filed by .406 Ventures Management, L.P., Point 406 Ventures I, L.P., Point 406 Ventures I-A, L.P., 1941 Co-Invest, LLC, B941, LLC, .406 Ventures I GP, L.P., .406 Ventures I GP, LLC, .406 Ventures Management GP, LLC, Maria Cirino and Liam Donohue with the SEC on February 14, 2019. Consists of (i) 3,000,833 shares of common stock held by Point 406 Ventures I, L.P., (ii) 14,426 shares of common stock held by Point 406 Ventures I-A, L.P., (iii) 939,526 shares of common stock held by 1941 Co-Invest, LLC and (iv) 480,750 shares of common stock held by B941, LLC. .406 Ventures I GP, L.P. is the general partner of each of Point 406 Ventures I, L.P., Point 406 Ventures I-A, L.P., 1941 Co-Invest, LLC and B941, LLC. 406 Ventures I GP, LLC is the general partner of .406 Ventures I GP, L.P. Maria Cirino, a former member of our board, and Liam Donohue are managing members of .406 Ventures I GP, LLC. The address of each of the entities identified in this footnote is 470 Atlantic Ave., 12th Floor, Boston, MA 02110.

(5)                                 Consists of (i) 1,291,531 shares of common stock held by Mr. Morley and (ii) 2,196,941 shares of common stock issuable to Mr. Morley upon exercise of stock options exercisable within 60 days of March 31, 2019.

(6)                                 Consists of (i) 4,381 shares of common stock held by Mr. Hansen and (ii) 337,511 shares of common stock issuable to Mr. Hansen upon exercise of stock options exercisable within 60 days of March 31, 2019.

(7)                                 Consists of shares of common stock issuable to Mr. Sullivan upon exercise of stock options exercisable within 60 days of March 31, 2019. Mr. Sullivan resigned as our Chief Financial Officer in March 2019.

(8)                                 In addition to the holdings in note (1) above, Mr. Fagnan holds 6,007 shares of common stock. Mr. Fagnan’s business address is 25 First Street, Suite 303, Cambridge, MA 02141.

(9)                                 Consists of (1) 16,250 shares of common stock held by Mr. Killalea and (ii) 83,334 shares of common stock issuable to Mr. Killalea upon exercise of stock options exercisable within 60 days of March 31, 2019.

(10)                          Consists of (i) 169,548 shares of common stock held by Mr. Nordin and (ii) 104,792 shares of common stock issuable to Mr. Nordin upon exercise of stock options exercisable within 60 days of March 31, 2019.

(11)                          Consists of (i) 18,250 shares of common stock held by Mr. Tibbetts, Jr. and (ii) 148,442 shares of common stock issuable to Mr. Tibbetts, Jr. upon exercise of stock options exercisable within 60 days of March 31, 2019.

(12)                          Consists of (i) 18,250 shares of common stock held by Mr. Zingale and (ii) 205,300 shares of common stock issuable to Mr. Zingale upon exercise of stock options exercisable within 60 days of March 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

In addition to the director and executive compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:

•       we have been or are to be a participant;

•       the amount involved exceeded or exceeds $120,000; and

•                     any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Commercial Arrangements with Related Parties

In June 2015, we entered into a technical services agreement with Red Canary, Inc., (“Red Canary”), pursuant to which Red Canary provides us with managed threat detection services on some of our computer systems. From June 2015 through December 31, 2018, we have received invoices totaling approximately $0.4 million in connection with this technical services agreement. In addition, in August 2014, we entered into a partner alliance agreement and a managed security service provider addendum with Red Canary pursuant to which Red Canary agreed to market and resell our products to end users through its managed security service provider business. From August 2014 through December 31, 2018, we have invoiced Red Canary approximately $2.7 million in connection with this partner alliance agreement. Michael Viscuso, one of our executive officers, is a member of the board and a stockholder of Kyrus Holdings, Inc., an entity that controls Legion Capital, LLC, an entity that is a stockholder of ours and controls Red Canary. We believe that the terms obtained and consideration received in connection with these agreements are comparable to terms available and the amounts we would have exchanged in arm’s length transactions.

In September 2014, we entered into a technical services agreement with Kyrus Tech, Inc., (“Kyrus Tech”), pursuant to which Kyrus Tech provides us with a range of consulting services. From September 2014 through December 31, 2018, we have received invoices totaling approximately $0.4 million in connection with this technical services agreement. Michael Viscuso, one of our executive officers, is a member of the board and a stockholder of Kyrus Holdings, Inc., an entity that controls Legion Capital, LLC, an entity that is a stockholder of ours and controls Kyrus Tech. We believe that the terms obtained and consideration paid in connection with this agreement are comparable to terms available and the amounts we would have paid in an arm’s length transaction.

In February 2016, the Company entered into a technical services agreement with Disruptive Solutions LLC (“Disruptive Solutions”), pursuant to which Disruptive Solutions provides various managed threat detection services on some of our computer systems. From February 2016 through December 2018, we have received invoices totaling approximately $0.2 million in connection with this technical services agreement. Michael Viscuso, one of our executive officers, is a member of the board and a stockholder of Kyrus Holdings, Inc., an entity that controls Legion Capital, LLC, an entity that is a stockholder of ours and controls Disruptive Solutions. We believe that the terms obtained and consideration received in connection with these agreements are comparable to terms available and the amounts we would have exchanged in arm’s length transactions.

Investor Rights Agreement

We have entered into an investor rights agreement with certain key holders of our common stock, including Mr. Morley, our Chief Executive Officer, and certain of our common stock stockholders, including funds affiliated with Atlas Venture, Highland Capital Partners, Kleiner Perkins Caufield & Byers, and Point 406 Ventures, each of which is a holder of more than five percent of our common stock. Mr. Fagnan, a member of our board, and Ms. Cirino and Mr. Maeder, each a former member of our board, are managing partners, general partners or partners of Atlas Venture, Point 406 Ventures, and Highland Capital Partners, respectively. The investor rights agreement provides, among other things, that certain holders of our capital stock, including Mr. Morley, our President and Chief Executive Officer, and entities affiliated with Atlas Venture have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing. The provisions of the investor rights agreement, other than those relating to registration rights, confidentiality and successor indemnification, terminated upon completion of our initial public offering. The director nomination rights held by SC US GF Holdings, Ltd., an entity affiliated with Sequoia Capital, terminated during 2018 upon SC US GF Holdings, Ltd. and its affiliates no longer holding more than 5% of the shares of our outstanding common stock.

Other Transactions

We have granted stock options to our executive officers and certain of our directors, and we have granted RSUs to our directors. See the sections titled “Executive Compensation” and “Corporate Governance—Non-Employee Director Compensation” for a description of these options and RSUs.

We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•       any breach of their duty of loyalty to our company or our stockholders;

•       any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•       any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including, without limitation, claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Procedures for Approval of Related Party Transactions

Our audit committee charter provides that our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.

Certain of the transactions described above were entered into prior to the adoption of this policy. Accordingly, such transactions were approved by disinterested members of our board after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party. Any related party transactions entered into after we adopted this policy were approved by our audit committee after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2018, all required reports on a timely basis under Section 16(a), except with respect to the reporting of RSUs awarded to certain current and former members of our board as follows:

Name	Number of RSUs	Transaction Date	Date Reported of Form 4
Jeffrey Fagnan	6,007	May 9, 2018	August 6, 2018
Maria Cirino	6,007	May 9, 2018	August 6, 2018
Paul Maeder	6,007	May 9, 2018	August 6, 2018

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Corporate Secretary, c/o Carbon Black, Inc., Attention: Corporate Secretary, 1100 Winter Street, Waltham, Massachusetts 02451, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements under our Bylaws for the 2020 Annual Meeting of Stockholders are as follows: a stockholder’s notice shall be timely if delivered to our Corporate Secretary at the address set forth above not earlier than the close of business on February 14, 2020 and not later than the close of business on March 13, 2020. However, if the date of our 2020 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after June 13, 2020, the anniversary of the 2019 Annual Meeting, a stockholder notice will be timely if it is received at the address set forth above by the later of the close of business on (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public disclosure of the date of the meeting is made.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2020 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2019. Such proposals must be delivered to our Corporate Secretary, c/o Carbon Black, Inc., Attention: Corporate Secretary, 1100 Winter Street, Waltham, Massachusetts 02451.

* * *

Our board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ANNUAL MEETING OF SHAREHOLDERS OF CARBON BLACK, INC. June 13, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - http://www.astproxyportal.com/ast/22154/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230000000000001000 9 061319 Carbon Black, Inc.’s independent auditor for the fiscal year of Shareholders, the Proxy Statement and the 2018 Annual Report. changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: Class I Nominees (Term to expire 2022) NOMINEES: FOR ALL NOMINEESO Joseph S. Tibbetts, Jr. O Jill A. Ward WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. Ratification of selection of PriceWaterhouse Coopers LLP as ending December 31, 2019. The undersigned hereby acknowledges receipt of the Notice of 2019 Annual Meeting MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of ShareholderDate: